Exhibit 8.2

[Robinson Bradshaw Letterhead]

May 13, 2016

High Point Bank Corporation

300 North Main Street

High Point, North Carolina 27260

Ladies and Gentlemen:

We have acted as counsel to High Point Bank Corporation, a Delaware corporation (“HPTB”), in connection with the proposed merger (the “Merger”) of HPTB with and into BNC Bancorp, a North Carolina corporation (“BNC”), pursuant to the Agreement and Plan of Merger, dated as of November 13, 2015, between HPTB and BNC (as such agreement may be modified from time to time, the “Merger Agreement”). The Merger is described in the proxy statement/prospectus (the “Proxy Statement/Prospectus”), which is included in the registration statement filed in connection with the Merger on Form S-4 by BNC (as amended or supplemented through the date hereof, the “Registration Statement”). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

In rendering our opinion set forth below, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus, the Registration Statement, and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, in rendering our opinion, we have relied upon the representations set forth in letters dated the date hereof and addressed to us by officers of HPTB and BNC (the “Representation Letters”). We have assumed that: (i) the Merger will be consummated pursuant to and in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the transactions contemplated by the Merger Agreement and the parties referred to in the Merger Agreement, the Registration Statement and the Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant); (iii) any statements made in the Merger Agreement, the Registration Statement or the Representation Letters qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification; (iv) the parties to the Merger Agreement have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement; (v) HPTB, BNC and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below; and (vi) at the Effective Time, HPTB capital stock will be exchanged for capital stock of BNC in an amount sufficient to satisfy the continuity of proprietary interest requirements. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, (i) it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of HPTB common stock.

Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Robinson, Bradshaw & Hinson, P.A.